SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 13, 2005

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania		17703-0967
(Address of principal executive offices)		(Zip Code)

(570) 322-1111

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                                             Entry into a Material Definitive Agreement

As previously disclosed, Hubert A. Valencik, formerly a Senior Vice President of the Corporation and its wholly owned banking subsidiary, Jersey Shore State Bank, was appointed to the Board of Directors of the Corporation effective upon his retirement on July 15, 2005.  Mr. Valencik will continue to perform certain consulting services for the Corporation, principally in the area of business development, pursuant to the terms of a written consulting agreement, executed on July 15, 2005.  The term of the agreement is one year from August 1, 2005 through July 31, 2006.  The agreement renews on August 1, 2006 and on each August 1 thereafter, subject to either party’s right to terminate the agreement upon 45 days’ prior written notice.  During the term of the consulting agreement, Mr. Valencik will be required to devote not more than 20 hours per week to the provision of consulting services.  In consideration of the consulting services, he will be paid $1,400 per month and will be reimbursed for the after-tax cost of health insurance if he is then ineligible for coverage under the Corporation’s health insurance programs.  The foregoing description is qualified in its entirety by the copy of the consulting agreement attached hereto as Exhibit 10.1.

Item 2.02               Results of Operation and Financial Condition.

On July 13, 2005, Penns Woods Bancorp, Inc. distributed a press release announcing its earnings for the period ended June 30, 2005.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits:

The following exhibit is furnished herewith:

10.1  Consulting Agreement, dated July 15, 2005, between Hubert A. Valencik and Penns Woods Bancorp, Inc.

99.1  Press release of Penns Woods Bancorp, Inc. announcing earnings for the period ended June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: July 15, 2005

	By:	/s/ Ronald A. Walko
Ronald A. Walko
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number

10.1	Consulting Agreement, dated July 15, 2005, between Hubert A. Valencik and Penns Woods Bancorp, Inc.
99.1	Press release of Penns Woods Bancorp, Inc. announcing earnings for the period ended June 30, 2005.